Filed pursuant to Rule 424(b)(3)

Registration No. 333-217319

SUPPLEMENT NO. 1 DATED AUGUST 15, 2018 TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 9, 2018 (To Prospectus dated JULY 31, 2017)

Pain Therapeutics, Inc.

Up to $7,000,000 of Shares

Common Stock

This Supplement No. 1 to Prospectus Supplement supplements and amends the Prospectus Supplement dated February 9, 2018 (the Prospectus Supplement). This Supplement No. 1 to Prospectus Supplement should be read in conjunction with the Prospectus Supplement and the Prospectus dated July 31, 2017. This Supplement No. 1 to Prospectus Supplement supplements and amends only those sections of the Prospectus Supplement listed in this Supplement No. 1; all other sections of the Prospectus Supplement remain as is.

On February 8, 2018, we entered into an agreement with JonesTrading Institutional Services LLC, or the Agent, relating to the offering of up to $16.9 million of shares of our common stock, par value $0.001 per share, offered by the Prospectus Supplement or the accompanying prospectus. In accordance with the terms of the sales agreement, we could offer and sell up to $16.9 million of our common stock from time to time through the Agent by any method deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this Supplement No. 1 to Prospectus Supplement, we have sold an aggregate of 1,763,013 shares of our common stock pursuant to the Sales Agreement for aggregate gross proceeds of $4,086,956.76.

The purpose of this Supplement No. 1 to Prospectus Supplement is to suspend the ATM and to reduce the size of the continuous offering by us under the Prospectus Supplement to up to $7,000,000 of shares, effective on August 15, 2018.

The date of this Supplement No. 1 to Prospectus Supplement is August 15, 2018.